UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 11, 2006

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One Parkway North Blvd.
Suite 100
Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.               Costs Associated with Exit or Disposal Activities.

As previously announced, United Stationers Inc. (the “Company”) is extending its War on Waste (“WOW”) initiatives to other areas of its business.  The Company is committed to reducing its cost structure by simplifying processes, increasing operating efficiency, achieving productivity improvements and reducing corporate overhead.  On October 11, 2006, the Company’s Board of Directors approved a restructuring plan to eliminate corporate staff positions through both voluntary and involuntary separation plans.  Employees were informed of the provisions of the plan on October 12, 2006.  These measures are expected to be substantially completed by the end of 2006 and will result in a fourth quarter 2006 pre-tax charge for one-time employment termination benefits estimated to be in the range of $4 million to $8 million, depending on the number of positions affected.  Cash outlays for these benefits will be paid primarily during 2007.  Severance pay, severance benefits, prorated bonuses and outplacement costs are included in the estimated cost of these actions.  The Company believes these actions will enhance its ability to achieve its long-term financial objective of 12% to 15% earnings per share growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: October 17, 2006	/s/ Eric A. Blanchard
Senior Vice President, General Counsel and Secretary